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                                                                    EXHIBIT 99.1



Analyst contact:                      Media contact:
Robert J. Gagalis                     Patti Powers
(603) 929-3493                        (603) 929-3377


WHEELABRATOR TECHNOLOGIES AND WASTE MANAGEMENT REACH MERGER AGREEMENT

Hampton, New Hampshire, December 8, 1997 -- Wheelabrator Technologies Inc. announced today that it has executed a definitive merger agreement with Waste Management, Inc. under which Waste Management will acquire all of the approximately 53 million Wheelabrator shares which it does not already own. Waste Management owns approximately 67 percent of Wheelabrator.

Under the proposal, Wheelabrator shareholders will receive $16.50 per share in cash. The total consideration to be paid by Waste Management is approximately $870 million. The price represents a 10 percent increase over Waste Management's initial offer dated June 20, 1997.

The agreement has been approved by a special committee of Wheelabrator independent directors formed earlier this year to consider the Waste Management proposal. The Wheelabrator special committee was advised by Goldman, Sachs & Co. and Lazard Freres & Co. LLC. The agreement was also approved by the Boards of Directors of Wheelabrator and Waste Management earlier today.

The transaction, which will be taxable to Wheelabrator's shareholders under the terms of the agreement announced today, remains subject to the approval of the holders of a majority of Wheelabrator's outstanding shares, other than those held by Waste Management, voting at a special meeting of Wheelabrator shareholders that will be called for this purpose. Wheelabrator currently expects to communicate details of the proposed merger and to conduct the special meeting of shareholders to consider the agreement late in the first quarter of 1998.

Wheelabrator Technologies Inc. is an environmental services company primarily engaged in the ownership and operation of solid waste-to-energy, other waste-fueled powered independent power and biosolids management facilities.

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